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                                                                    Exhibit 21.1



                             IDENTIX INCORPORATED
                             LIST OF SUBSIDIARIES

                            As of September 1, 2000


Wholly-owned Subsidiary:                          Place of Incorporation


ANADAC, Inc.                                      Virginia, USA
Legislative Demographic Services, Inc.   (1)      Delaware, USA
Identicator Technology, Inc.                      Delaware, USA
itrust, Inc                                       Nevada, USA
Identix International, Inc.                       California, USA
Biometric Applications & Technology, Inc.         Missouri, USA
Identix Australia Pty Ltd.                        New South Wales, Australia


50%-owned Subsidiary:
Sylvan/Identix Fingerprinting Centers L.L.C.      Delaware, USA


(1) 100% owned by ANADAC, Inc.